As filed with the Securities and Exchange Commission on February 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JELD-WEN Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2430	93-1273278
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

440 S. Church Street, Suite 400

Charlotte, North Carolina 28202

(704) 378-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JELD-WEN Holding, Inc. Amended and Restated Stock Incentive Plan

JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan

(Full title of the Plans)

Laura W. Doerre, Esq.

Executive Vice President, General Counsel

and Chief Compliance Officer

JELD-WEN Holding, Inc.

440 S. Church Street, Suite 400

Charlotte, North Carolina 28202

(704) 378-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	7,629,421(2)	$12.67(3)	$96,664,764	$11,204
Common Stock, $0.01 par value per share	385,220(4)	$27.08(5)	$10,431,758	$1,209
Common Stock, $0.01 par value per share	479,175(6)	$27.59(3)	$13,220,438	$1,532
Common Stock, $0.01 par value per share	7,020,825(7)	$27.08(8)	$190,123,941	$22,035

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the JELD-WEN Holding, Inc. Amended and Restated Stock Incentive Plan (“Stock Incentive Plan”) and the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”), by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Common Stock.
(2)	Represents the number of shares of Common Stock issuable upon exercise of options that have been granted under the Stock Incentive Plan.
(3)	Represents the weighted average exercise price for such outstanding options pursuant to Rule 457(h) under the Securities Act. The offering price is estimated solely for purposes of calculating the registration fee.
(4)	Represents the number of shares of Common Stock issuable upon the settlement of restricted stock units that have been granted under the Stock Incentive Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on February 1, 2017, as reported on the New York Stock Exchange.
(6)	Represents the number of shares of Common Stock issuable upon the exercise of options that have been granted under the Omnibus Equity Plan.
(7)	Represents shares of Common Stock that may be issued pursuant to the Omnibus Equity Plan.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on February 1, 2017, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement is filed by JELD-WEN Holding, Inc. (the “Registrant”), relating to an aggregate of 15,514,641 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the JELD-WEN Holding, Inc. Amended and Restated Stock Incentive Plan and the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan. The purpose of this Form S-8 is to register the aforementioned 15,514,641 shares on this Form S-8.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

(a) The Registrant’s Form S-1 (Registration No. 333-211761), first filed by the Registrant with the Commission under the Securities Act on June 1, 2016, as amended (the “S-1 Registration Statement”) and the Registrant’s related prospectus dated January 26, 2017.

(b) The Registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2017.

(c) The description of the Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A (File No. 001-38000) filed by the Registrant with the Commission on January 27, 2017, which incorporates by reference the description of the Common Stock contained in the S-1 Registration Statement including any amendment or report filed for the purpose of updating such description.

(d) In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

The Registrant’s restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, the Registrant’s restated certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

This provision does not affect a director’s liability under the federal securities laws.

To the extent the Registrant’s directors, officers, and controlling persons are indemnified under the provisions contained in the Registrant’s restated certificate of incorporation, the Registrant’s amended and restated bylaws, Delaware law, or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The registrant’s restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The registrant’s restated certificate of incorporation and amended and restated bylaws provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The right to indemnification conferred by the Registrant’s restated certificate of incorporation and amended and restated bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the registrant’s restated certificate of incorporation, amended and restated bylaws, or otherwise.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT NO.	DESCRIPTION

3.1	Restated Certificate of Incorporation of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 3, 2017).

3.2	Amended and Restated Bylaws of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 3, 2017).

4.1	Specimen Common Stock Certificate of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on January 5, 2017).

4.2	JELD-WEN Holding, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on December 16, 2016).

4.3	JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on January 5, 2017).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Charlotte, North Carolina on this 3rd day of February, 2017.

JELD-WEN HOLDING, INC.

By:	/s/ L. Brooks Mallard
L. Brooks Mallard
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints L. Brooks Mallard and Laura W. Doerre and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Mark Beck	Chief Executive Officer, President and Director	February 3, 2017
Mark Beck	(Principal Executive Officer)

/s/ L. Brooks Mallard	Chief Financial Officer	February 3, 2017
L. Brooks Mallard	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kirk Hachigian	Chairman and Director	February 3, 2017
Kirk Hachigian

/s/ Roderick Wendt	Vice Chairman and Director	February 3, 2017
Roderick Wendt

/s/ Martha (Stormy) Byorum	Director	February 3, 2017
Martha (Stormy) Byorum

SIGNATURE	TITLE	DATE

/s/ Gregory Maxwell	Director	February 3, 2017
Gregory Maxwell

/s/ Anthony Munk	Director	February 3, 2017
Anthony Munk

/s/ Matthew Ross	Director	February 3, 2017
Matthew Ross

/s/ Bruce Taten	Director	February 3, 2017
Bruce Taten

/s/ Patrick Tolbert	Director	February 3, 2017
Patrick Tolbert

/s/ Steven Wynne	Director	February 3, 2017
Steven Wynne

EXHIBIT NO.	DESCRIPTION

3.1	Restated Certificate of Incorporation of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 3, 2017).

3.2	Amended and Restated Bylaws of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 3, 2017).

4.1	Specimen Common Stock Certificate of JELD-WEN Holding, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on January 5, 2017).

4.2	JELD-WEN Holding, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on December 16, 2016).

4.3	JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-211761) filed on January 5, 2017).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.